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Exhibit 10.28

SECOND AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT

        This Second Amendment (this "Second Amendment") to the Basic Lease Information and Canyon Park Technology Center Lease Agreement (the "Lease") is entered into by and between TCU PROPERTIES I, LLC, a Utah limited liability company ("Landlord") and SENTO Corporation, a Utah Corporation ("Tenant"), having an office at 600 East Timpanogos Circle, Orem, Utah 84097, dated November 5, 2003 (the "Lease Date").

        Landlord and Tenant are parties to the Lease, together with the First Amendment to the Lease, for certain office space in Canyon Park Technology Center ("CPTC") in Orem, Utah, defined in the Lease and in the respective Amendments as the "Premises." Tenant desires to expand the Premises in Building H.

        Therefore, Landlord and Tenant agree as follows:

  1.
  Commencement Date: The Commencement Date shall be on or before April 16, 2005 or upon Landlord's completion of the Tenant Improvements (as listed in 1-a-e below) and will expire December 31, 2009. The Commencement Date shall be on the date on which the Landlord's Tenant Improvements in Premises are Substantially Completed. For purposes of this Amendment, "Substantially Completed" means when the Landlord completes the following; (a) v-wall is demolished and setup, and (b) the electrical wiring is installed into three (3) offices one, (1) conference room and one (1) training room, and (c) installation of HVAC controls and rebalance the HVAC system, and (d) steam clean the carpets and any fabric on fixed walls, (e) all existing walls and pillars are painted white as described in 9(i) below, and (f) re-keying of the offices, conference and training rooms.

  2.
  Definition of Premises. Tenant agrees that the definition of "Premises" in the Lease is amended by adding 16,437 RSF to the existing Premises in the Lease. The addition of Premises is referred to herein as "H11 & 12 Addition". The H11 Addition is shown in the crosshatched areas on Attachment A. Tenant also agrees to add the Premises in H11, H12, H21 and H02 as follows.

  a.
  Approximately 12,745 rentable square feet ("RSF") in H11.

  b.
  Approximately 1,755 rentable square RSF or the balance of un-leased shared lobby (currently occupied by Tenant) in the H12.

  c.
  Approximately 1,937 RSF or the balance of un-leased shared lobby (currently occupied by Tenant) in the area of H21. Tenant agrees that Landlord shall have the right to terminate ("Termination Right") half of the shared lobby area of H22 Premises, provided Tenant elects not to lease the space in H21 and Landlord is required to lease the H21 space to a third party. Landlord agrees to reduce the RSF and Basic Rent portion of the Premises if said possible Termination Right is exercised. Tenant agrees to vacate the H21 space within thirty (30) days of written notice from Landlord

  3.
  Rentable Area. The "Rentable Area" of the Premises shall increase from 29,343 RSF to 45,780 RSF.

  4.
  Rental Rate. $13.25 per rentable square foot through December 31, 2005.

  5.
  Annual Escalators. "Basic Rent" shall increase annually as follows:

January 1, 2006	$.75 per rentable square foot
January 1, 2007	$.50 per rentable square foot
January 1, 2008	$.50 per rentable square foot
January 1, 2009	$.50 per rentable square foot
  6.
  Lease Term/Extension of Term. Tenant and Landlord agree that the Lease and Second Amendment shall commence on the Commencement Date (as defined above) and continuing for sixty (60) calendar months thereafter until and through December 31, 2009. Tenant shall have the right to elect to extend the Term for an additional five (5) years or sixty (60) months subject to the terms and conditions set forth in Paragraph 2 of the Lease.

  7.
  Rent. Monthly rent for the new premises shall be $18,149.19 at a rate of $13.25 per rentable square foot.

  8.
  Furniture/V-wall. Except as outlined below in section number 7, Tenant shall be responsible to provide and pay for all modular furniture purchase and setup for the H11 Premises. Landlord shall provide and pay for the setup of the v-wall as shown on the attached Attachment B.

  9.
  Tenant Improvements. Landlord will reimburse Tenant up to $40,000.00 for Tenant's out of pocket Tenant Improvement costs for modular furniture setup, CAT5 cabling and electrical work done within the G11 Premises. These expenses must be documented and supported by copies of front and back of cancelled checks, signed paid invoices from vendor(s) providing the Tenant Improvement services. Landlord will reimbursement Tenant for approved expenses within 30 days of receiving the request. Landlord shall provide and pay for the following Tenant Improvements to the Premises:

  a.
  Demolish the existing v-wall in the Premises as shown on the attached Attachment C.

  b.
  Setup of all v-wall in the Premises as per the Attachment B.

  c.
  Set electrical in the three (3) offices, conference room and training room as per Attachment B.

  d.
  HVAC-relocate the controls

  e.
  HVAC re-balance the HVAC system as per Attachment B.

  f.
  Steam clean carpets

  g.
  Patch the damaged carpet tiles as needed as determined by Canyon Park Management.

  h.
  Steam clean any fabric walls as needed as determined by Canyon Park Management.

  i.
  Touch up painting as needed as determined by Canyon Park Management. Notwithstanding the above, Landlord agrees to paint all the existing colored walls and columns white throughout the Premises.

  j.
  Replace ceiling tiles as needed as determined by Canyon Park Management.

  k.
  Remove data racks in pod and repair floor as needed and determined by Canyon Park Management.

  l.
  Re Key the office, conference room and training room

  m.
  Re card key the building. Landlord agrees to ensure the building is secure during the change over period between the new and old key card system. Landlord also agrees to provide Tenant with new key cards for new employees within one (1) business day of such request.

    n.
    Canyon Park Management will not remove the drop ceiling, but make the necessary HVAC changes noted in d. and e. above.

  Landlord shall provide and pay for the following Tenant Improvements for the H11 Premises at no cost to the Tenant. Except as outlined above, Tenant accepts the Premises in its "As Is" condition.

  10.
  Network Cabling/Wiring. Tenant shall have access to the existing Network Cabling, Category 5 and Category 3 network cabling and multi mode fiber in H11/H12 free of charge.

  11.
  Backup Power Systems. Building H is equipped with redundant power systems, provided by Landlord for Tenant's use that consists of the existing UPS system and backup power generation. Tenant, at no additional charge to Tenant, shall have the right to use their proportionate share of Backup Power (based on rentable square feet leased in the Building) of the redundant Backup Power Systems in the Building.

  12.
  Parking. Parking shall be open and available on an unreserved basis in the parking areas as shown on Attachment C. Landlord may in its sole discretion designate parking spaces as reserved parking for individual tenants based on each tenant's proportionate square footage premises in the Park. Landlord shall provide Tenant with six (6) reserved parking stalls in front of building H for company executives and guests at no additional cost.

  13.
  Security Deposit. $22,453.25 payable upon execution of this Second Amendment.

  14.
  First Month's Rent. Basic Rent of $18,149.19 for the additional Premises is payable upon execution of this Amendment.

  15.
  Free Rent. Landlord and Tenant agree that the H11 and H12 Addition Premises are not entitled to any Free Rent under the Lease or Amendments.

  16.
  Term. The period commencing on the Commencement Date (as defined above) and, subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, continuing for through midnight on March 31, 2010. Tenant has the right to elect to extend the Term for five (5) years or sixty (60) months subject to the terms and conditions set forth in the terms of the Lease.

  17.
  Same Terms. Except as amended herein, all other terms and conditions of the Lease, as previously amended, shall remain in full force and effect.

LANDLORD:		TENANT:
TCU PROPERTIES I, LLC		SENTO Corporation
By	Canyon Park Management Company Inc., its Manager	By:	/s/ ANTHONY J. SANSONE Anthony J. Sansone CFO
By:	/s/ ALLEN FINLINSON Allen Finlinson Vice President	Date: March 30, 2005
Date: March 30, 2005

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SECOND AMENDMENT TO THE BASIC LEASE INFORMATION AND CANYON PARK TECHNOLOGY CENTER OFFICE BUILDING LEASE AGREEMENT